Exhibit 21.1

                         Subsidiaries of the Registrant



         1. HAPL Leasing Co., Inc., a New York corporation

         2. Hometown Threads, LLC, a Delaware limited liability company

         3. Hirsch Business Concepts, LLC, a Delaware limited liability company

         4. Sedeco, Inc., a Texas corporation